Exhibit 99.1

PRESS RELEASE

For more information contact: Gerald Shencavitz EVP and Chief Financial Officer (207) 288-3314	FOR IMMEDIATE RELEASE

Bar Harbor Bankshares Announces Second Quarter 2010 Earnings

BAR HARBOR, Maine (August 2, 2010) – Bar Harbor Bankshares (the "Company") (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income available to common shareholders of $2.7 million for the quarter ended June 30, 2010, up $314 thousand or 13.1% on a linked-quarter basis and representing an increase of $224 thousand, or 9.0% compared with the second quarter of 2009. The Company’s diluted earnings per share amounted to $0.71, up $0.08 or 12.7% on a linked-quarter basis, but representing a decline of $0.14, or 16.5% compared with the second quarter of 2009.

During the first quarter of 2010, the Federal Home Loan Mortgage Corporation ("Freddie Mac") and the Federal National Mortgage Association ("Fannie Mae") announced they would buy back an approximate $200 billion backlog of seriously delinquent mortgages contained in many residential mortgage-backed securities ("MBS") previously sold to investors, including the Bank. These cumulative repurchases were completed during the second quarter. As a result of these repurchases, prepayments on the Bank’s MBS portfolio and the related bond premium amortization were accelerated, reducing second quarter net interest income by approximately $350 thousand and reducing net income available to common shareholders and diluted earnings per share by approximately $227 thousand and $0.06, respectively. Because of the absence of published data, it is not possible to precisely determine how many seriously delinquent loans were contained in any given securitized mortgage pool.

For the six months ended June 30, 2010, the Company reported net income available to common shareholders of $5.1 million, up $219 thousand or 4.5% compared with the same period in 2009. Diluted earnings per share amounted to $1.34, representing a decline of $0.34, or 20.2%, compared with the first six months of 2009.

As previously reported, during the first quarter of 2010 the Company redeemed all 18,751 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Preferred Stock") sold to the U.S. Department of the Treasury (the "Treasury") in the first quarter of 2009 as part of the Capital Purchase Program established by the Treasury under the Emergency Economic Stabilization Act of 2008. The Preferred Stock the Company repurchased had a current carrying value of $18.3 million, net of $496 thousand unaccreted discount. As a result of the repurchase, the Company accelerated the accretion of the discount and recorded a total reduction in shareholders’ equity of $18.8 million, reducing net income available to common shareholders and diluted earnings per common share by $496 thousand and $0.13, respectively.

The declines in second quarter and year-to-date 2010 diluted earnings per share largely reflect the Company’s previously reported issuance of 882,021 shares of its common stock in the fourth quarter of 2009, the proceeds from which were primarily used to repurchase all of the shares of Preferred Stock held by the Treasury.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, "Considering the lagging pace of economic recovery and sluggish loan demand, we are pleased to report higher levels of net income available to common shareholders on a linked-quarter and year-over-year basis, a very strong capital position, and a tangible common equity ratio of 9.25%. While our non-performing loans posted a decline this quarter and our charge-off experience remained relatively low, we recognize there is a long way to go before this credit cycle is behind us and the overall level of credit quality shows meaningful and lasting improvement.

Mr. Murphy continued, "While loan demand has been lower than expected during the past six months, we are pleased that commercial loans and tax-exempt loans to local municipalities combined were up $38.4 million or 10.7% compared with June 30, 2009, demonstrating our ongoing financial commitment to the communities we serve. We have maintained our strong lending presence in all of our markets as we have the capital capacity, consistent credit underwriting standards and an experienced lending team that our markets have come to expect. We are confident that when local economic conditions improve further, the Bank is very well positioned to serve increased loan demand as each opportunity arises."

Mr. Murphy continued his remarks by saying, "Over the past twelve months our net interest income has been pressured by declines in our net interest margin, particularly during the second half of 2009. During the first half of this year, excluding the impact of the Fannie Mae and Freddie Mac repurchases, which are now behind us, our net interest margin appears to have stabilized as anticipated. Factors contributing to our net interest income and margin declines from the levels reported a year earlier included the ongoing re-pricing of certain loans and the replacement of high-yielding securities cash flows during a period of historically low market yields. Also, as we have previously reported, over the past twelve months we have acted on the need to protect future earnings from interest rate risk by extending funding maturities at opportunistic interest rates. While this strategy has pressured our net interest margin, we believe the Bank’s balance sheet has been positioned such that future levels of net interest income are largely insulated from rising interest rates."

In concluding, Mr. Murphy added, "We believe our investors, customers and regulators have reason for confidence, given the strength of the Company’s balance sheet and capital position. Our balance sheet is currently supported by a total risk-based capital ratio of 15.19%, far above current regulatory guidelines for "well capitalized" institutions. This capital strength was significantly enhanced by the issuance of additional common stock in late 2009 followed by the redemption of all Preferred Stock sold to the U.S. Treasury in early 2009. While the additional common equity has caused some EPS dilution as anticipated, our strong capital base provides essential capacity for meaningful business development and other strategic initiatives."

Financial Condition

Assets: Total assets ended the second quarter at $1.1 billion, up $12.2 million, or 1.1%, compared to December 31, 2009.

Loans: Total loans ended the second quarter at $684.8 million, up $15.3 million, or 2.3%, compared to December 31, 2009. Loan growth was led by commercial loans, which ended the quarter at $382.2 million, up $12.9 million or 3.5% compared with year end 2009.

Consumer loans, which principally consist of residential real estate mortgage loans and home equity loans, increased $1.4 million or 0.5% compared to December 31, 2009. This increase was principally attributed to home equity loans, which were up $2.7 million or 4.9% compared to December 31, 2009.

Residential mortgage loan activity slowed during the first half of 2010, largely reflecting current economic conditions and uncertainties with respect to further real estate market declines in the communities served by the Bank, and to a lesser extent the expiration of the first time home buyers tax credit. The Bank’s residential real estate mortgage portfolio posted a decline of $1.2 million, or 0.5%, compared with December 31, 2009, as loans originated and closed were more than offset by cash flows and principal pay-downs from the residential mortgage loan portfolio.

Credit Quality: The Bank’s non-performing loans declined $1.3 million or 12.9% during the second quarter. At quarter-end, total non-performing loans amounted to $8.5 million, down $637 thousand or 6.9%, compared with December 31, 2009. At June 30, 2010, total non-performing loans represented 1.25% of total loans, representing a decline of twelve basis points compared with December 31, 2009.

During the six months ended June 30, 2010, the Bank enjoyed a relatively low level of loan loss experience. Total net loan charge-offs amounted to $394 thousand, or annualized net charge-offs to average loans outstanding of 0.12%, compared with $224 thousand, or annualized net charge-offs to average loans outstanding of 0.07%, during the first half of 2009.

For the three and six months ended June 30, 2010, the Bank recorded provisions for loan losses of $550 thousand and $1.1 million, representing declines of $285 thousand and $450 thousand, compared with the same periods in 2009, respectively. The provisions recorded during the first six months of 2010 were higher than historical norms, largely reflecting a continuance in the overall level of credit deterioration, but aided by relatively low levels of net loan charge-offs and relatively flat loan portfolio growth during the first half of 2010.

The Bank maintains an allowance for loan losses (the "allowance") which is available to absorb probable losses on loans. The allowance is maintained at a level that, in management’s judgment, is appropriate for the amount of risk inherent in the current loan portfolio and adequate to provide for estimated probable losses. At June 30, 2010, the allowance stood at $8.5 million, representing an increase of $656 thousand or 8.4% compared with December 31, 2010. The allowance expressed as a percentage of total loans stood at 1.24% at quarter end, up from 1.17% at December 31, 2009.

Securities: Total securities ended the second quarter at $343.4 million, down $3.6 million, or 1.0%, compared with December 31, 2009. The decline in the securities portfolio was principally attributed to pay-downs on mortgage-backed securities, the cash flows from which were not fully reinvested, largely due to prevailing market yields and interest rate risk considerations. Securities purchased during the first six months of 2010 principally consisted of mortgage-backed securities issued by U.S. Government agencies and sponsored-enterprises.

For the quarter ended June 30, 2010, total average securities amounted to $339.5 million, representing a decline of $29.8 million or 8.1%, compared with the second quarter of 2009. Since the second quarter of 2009, the Bank de-leveraged a portion of the securities portfolio in consideration of historically low market yields and the corresponding interest rate risk should interest rates begin to rise. While this action inhibited the growth of the Bank’s net interest income in the near term, Company management believed the long-term risks outweighed the short-term rewards.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of seasonal swings have varied from year to year, particularly with respect to demand deposits and NOW accounts.

Total deposits ended the second quarter at $668.3 million, up $27.1 million, or 4.2%, compared with December 31, 2009. Total retail deposits ended the second quarter at $565.2 million, up $16.0 million or 2.9% compared with December 31, 2009. Retail deposit growth was principally attributed to time deposits and savings and money market accounts, with demand deposits and NOW accounts posting a combined seasonal decline of $5.1 million or 3.8%

Brokered deposits obtained from the national market ended the second quarter at $103.1 million, up $11.1 million, or 12.0%, compared with year end 2009. Brokered deposits are generally utilized to help support the Bank’s earning asset growth, while maintaining its strong, on-balance-sheet liquidity position via secured borrowing lines of credit with the Federal Home Loan Bank and the Federal Reserve Bank. During the first half of 2010, the Bank shifted a portion of its short-term collateralized borrowings to long-term brokered deposits in favor of historically low rates of interest and a stronger on-balance sheet liquidity position.

Borrowings: Total borrowings ended the second quarter at $307.4 million, down $4.3 million, or 1.4%, compared with December 31, 2009. The decline in borrowings was principally attributed to the decline in the securities portfolio, combined with the aforementioned funding shift to longer-term brokered deposits at attractive interest rates.

Capital: The Company and the Bank continued to exceed regulatory requirements for "well-capitalized" financial institutions at quarter-end. Under the capital adequacy guidelines administered by the Bank’s principal regulators, "well-capitalized" institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At June 30, 2010, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.01%, 13.33% and 15.19%, respectively.

At June 30, 2010, the Company’s tangible common equity ratio stood at 9.25%, up from 8.60% at December 31, 2009.

Shareholder Dividends: The Company paid regular cash dividends of $0.26 per share of common stock in the second quarter of 2010, unchanged compared with the same quarter in 2009. The Company’s Board of Directors recently declared a third quarter 2010 regular cash dividend of $0.26 per share of common stock, which based on the quarter-end price of BHB common stock represented a dividend yield of 4.16%.

Results of Operations

Net Interest Income: For the three months ended June 30, 2010, net interest income on a tax-equivalent basis amounted to $8.2 million, down $263 thousand on a linked-quarter basis and representing a decline of $1.0 million or 11.1% compared with the second quarter of 2009. The decline in net interest income was principally attributed to a 37 basis point decline in the Bank’s tax-equivalent net interest margin and, to a lesser extent, a $7.1 million or 0.7% decline in average earning assets compared with the second quarter of 2009.

The Bank’s net interest margin amounted to 3.17% for the second quarter, down 17 basis points on a linked-quarter basis and representing a decline of 37 basis points compared with the second quarter of 2009. The decline in the net interest margin from the second quarter of 2009 was largely attributed to earning asset yields, which declined 38 basis points more than the cost of interest bearing liabilities, in part reflecting a moderate shift from short-term funding to higher cost long-term funding on the Bank’s balance sheet. Considering the current near-zero percent short-term funding rates and the shape of the U.S. Treasury yield curve, the Bank’s interest rate risk management strategy has been focused on protecting net interest income over a long-term horizon, particularly in a rising interest rate environment. While this strategy pressures earnings in the near term, Company management believes the long-term risks associated with funding the balance sheet short far outweigh the short-term rewards. The decline in earning asset yields principally reflected the ongoing re-pricing of certain loans and the replacement of high yielding securities cash flows during a period of historically low market yields.

The Bank’s second quarter net interest income and net interest margin were also negatively impacted by the accelerated MBS premium amortization related to the aforementioned cumulative repurchases of seriously delinquent mortgage loans by Fannie Mae and Freddie Mac, which reduced net interest income by approximately $350 thousand and the net interest margin by 14 basis points.

For the six months ended June 30, 2010, net interest income on a tax-equivalent basis amounted to $16.7 million, down $787 thousand, or 4.5%, compared with the same period in 2009. The decline in net interest income was principally attributed to the Bank’s tax-equivalent net interest margin, which amounted to 3.26% for the six months ended June 30, 2010, representing a decline of 23 basis points compared with the same period in 2009. The decline in the net interest margin was largely attributed to earning asset yields, which declined 23 basis points more than the cost of interest bearing liabilities, in part reflecting the historically low interest rate environment and a moderate shift from short-term funding to long-term funding.

The Bank’s year-to-date net interest income and net interest margin were also negatively impacted by the accelerated MBS premium amortization related to aforementioned Fannie Mae and Freddie Mac mortgage loan repurchases, which during the six months ended June 30, 2010 reduced net interest income by approximately $420 thousand and the net interest margin by 8 basis points.

Non-interest Income: For the three months ended June 30, 2010, total non-interest income amounted to $1.8 million, up $426 thousand or 31.1%, compared with the second quarter of 2009.

Total securities gains, net of other-than-temporary impairment losses, amounted to $263 thousand in the second quarter, up $303 compared with the same quarter last year. Second quarter securities gains were comprised of realized gains on the sale of securities amounting to $505 thousand, largely offset by other-than-temporary impairment losses of $242 thousand on certain available-for-sale, private label residential mortgage-backed securities.

Trust and other financial services fees amounted to $696 thousand in the second quarter, up $108 thousand or 18.4% compared with the second quarter of 2009. At quarter-end, assets under management stood at $268.0 million, up $26.1 million or 10.8% compared with June 30, 2009.

For the six months ended June 30, 2010, total non-interest income amounted to $3.7 million, up $732 thousand or 24.6% compared with the same period in 2009.

Total securities gains, net of other-than-temporary impairment losses, amounted to $817 thousand for the six months ended June 30, 2010, up $445 thousand compared with the same period in 2009. Year-to-date net securities gains were comprised of realized gains on the sale of securities amounting to $1.4 million, largely offset by other-than-temporary impairment losses of $540 thousand on certain available-for-sale, private label, residential mortgage-backed securities.

For the six months ended June 30, 2010, credit and debit card service charges and fees amounted to $526 thousand, up $98 thousand or 22.9% compared with the same period in 2009. This increase was principally attributed to continued growth of the Bank’s demand deposits and NOW accounts, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

Trust and other financial services fees amounted to $1.3 million for the six months ended June 30, 2010, up $176 thousand, or 15.2%, compared with the same period in 2009.

Non-interest Expense: For the three months ended June 30, 2010, total non-interest expense amounted to $5.4 million, down $160 thousand, or 2.9%, compared with the second quarter of 2009.

FDIC deposit insurance assessments amounted to $266 thousand for the quarter, down $322 thousand or 54.8% compared with the second quarter of 2009. This decline was principally attributed to a $495 thousand emergency special FDIC assessment recorded in the second quarter of 2009. The special assessment was levied on all FDIC insured financial institutions.

For the six months ended June 30, 2010, total non-interest expense amounted to $10.6 million, down $119 thousand, or 1.1%, compared with the same period in 2009.

FDIC deposit insurance assessments amounted to $530 thousand for the six months ended June 30, 2010, down $151 thousand or 22.2% compared with the same period in 2009. This decline was principally attributed to the aforementioned special FDIC assessment recorded in the second quarter of 2009, combined with increased deposit insurance premiums for all FDIC insured banks as a result of the FDIC’s plan to reestablish the Deposit Insurance Fund to levels required by the Federal Deposit Reform Act of 2005.

The year-to-date decline in non-interest expense was also attributed to a $181 thousand write-down of certain non-marketable venture capital equity investment funds considered other-than-temporarily impaired recorded during the first half of 2009. These investment funds, which generally qualify for Community Reinvestment Act credit, represent socially responsible venture capital investments in small businesses throughout Maine and New England. These write-downs principally reflected the impact current economic conditions have had on these funds.

For the six months ended June 30, 2010, salaries and employee benefits expense amounted to $5.9 million, up $425 thousand, or 7.8%, compared with the same period in 2009. The increase in salaries and employee benefits was principally attributed to increases in employee health insurance premiums, normal increases in base salaries, as well as changes in staffing levels and mix. The foregoing increases were partially offset by $135 thousand of employee health insurance credits attained in the first quarter and an additional $135 thousand in the second quarter of 2010, based on favorable claims experience.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the six months ended June 30, 2010, the Company’s efficiency ratio amounted to 54.0%, which compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	6/30/2010	12/31/2009	2010	2009

Total assets	$1,084,547	$1,072,381	$1,075,535	$1,075,374
Total securities	343,413	347,026	339,521	369,284
Total loans	684,826	669,492	682,107	659,645
Allowance for loan losses	8,470	7,814	8,377	6,219
Total deposits	668,285	641,173	679,606	623,489
Total Borrowings	307,354	311,629	289,746	358,069
Shareholders' equity	103,222	113,514	101,099	88,658

	Three Months Ended		Six Months Ended
Results Of Operations	6/30/2010	6/30/2009	6/30/2010	6/30/2009

Interest and dividend income	$ 12,605	$ 14,065	$ 25,559	$ 27,429
Interest expense	4,810	5,222	9,706	10,646
Net interest income	7,795	8,843	15,853	16,783
Provision for loan losses	550	835	1,050	1,500
Net interest income after
provision for loan losses	7,245	8,008	14,803	15,283

Non-interest income	1,795	1,369	3,705	2,973
Non-interest expense	5,392	5,552	10,597	10,716
Income before income taxes	3,648	3,825	7,911	7,540
Income taxes	936	1,069	2,148	2,159

Net income	$ 2,712	$ 2,756	$ 5,763	$ 5,381

Preferred stock dividends and accretion of discount	---	268	653	490
Net income available to common shareholders	$ 2,712	$ 2,488	$ 5,110	$ 4,891

Per Common Share Data

Basic earnings per share	$ 0.72	$ 0.87	$ 1.36	$ 1.70
Diluted earnings per share	$ 0.71	$ 0.85	$ 1.34	$ 1.68
Average shares outstanding-Basic	3,776,213	2,872,559	3,766,244	2,871,251
Average shares outstanding-Diluted	3,832,597	2,925,383	3,823,439	2,919,088
Cash dividends per share	$ 0.260	$ 0.260	$ 0.520	$ 0.520

Selected Financial Ratios

Return on Average Assets	1.01%	1.03%	1.09%	1.04%
Return on Average Equity	10.76%	12.47%	11.01%	12.71%
Tax-equivalent Net Interest Margin	3.17%	3.54%	3.26%	3.49%
Efficiency Ratio (1)	55.3%	52.0%	54.0%	53.2%

	At or for the Six Months Ended		At or for the Year Ended
	June 30,		December 31,

	2010	2009	2009
Asset Quality

Net charge-offs to average loans, annualized	0.12%	0.07%	0.13%
Allowance for loan losses to total loans	1.24%	1.01%	1.17%
Allowance for loan losses to non-performing loans	99%	111%	85%
Non-performing loans to total loans	1.25%	0.91%	1.37%
Non-performing assets to total assets	0.79%	0.62%	0.94%

Capital Ratios

Tier 1 leverage capital ratio	9.01%	8.00%	10.35%
Tier 1 risk-based capital ratio	13.33%	12.46%	15.34%
Total risk-based capital ratio	15.19%	14.16%	17.14%
Tangible equity to total assets	9.22%	7.68%	10.29%
Tangible common equity (2)	9.25%	5.99%	8.60%

(1)  Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.

(2)  Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

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